Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AquaVenture Holdings Limited:

We consent to the use of our reports dated March 27, 2017, with respect to the consolidated balance sheets of AquaVenture Holdings Limited (formerly known as AquaVenture Holdings LLC) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Providence, Rhode Island

August 14, 2017